Exhibit 10.x

STRATTEC SECURITY CORPORATION

Non-Employee Director Compensation Program

Fiscal Year 2026

Each non-employee director of STRATTEC SECURITY CORPORATION (the “Corporation”) shall receive with respect to fiscal year 2026 service an annual retainer fee of $170,000, payable $85,000 in cash, quarterly in arrears, and $85,000 in restricted stock or restricted stock units, generally to be awarded on the day of the annual meeting of shareholders subject to vesting on the date of the following year’s annual meeting of shareholders at the completion of the non-employee directors’ elected terms.

Non-employee directors with significant additional duties shall receive the following additional annual retainers: (i) $60,000 for the Chair of the Board of Directors; (ii) $20,000 for the Chair of the Audit Committee, and (iii) $15,000 for the Chairs of the Compensation and Nominating and Corporate Governance Committees.